Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2023, relating to the financial statements of LongPoint Minerals II, LLC, appearing in the Current Report on Form 8-K of Kimbell Royalty Partners, LP filed on September 27, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 27, 2023